EXHIBIT 10.2

Exclusive License Agreement

Between

Madison Ventures Inc.

And

Madison-IL Ltd.

And

Ocure Ltd.

Date: August 5, 2015

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THIS EXCLUSIVE LICENSE AGREEMENT ("Agreement"), is entered into on August 5, 2015 by Ocure Ltd., an Israeli corporation with a principal address at High-Tech Village, Givat Ram Campus, Hebrew University, P.O. Box 39158, Jerusalem 91391, Israel ("Ocure"), Madison Ventures Inc., a Nevada corporation with its principal address at 1208 Tamarind Road, Dasmarinas Village, Makati City, Metro Manila, Philippines 1222 ("Madison"), and Madison-IL Ltd., an Israeli corporation with Israeli incorporation number 515285633 ("Madison Israeli Subsidiary").

WHEREAS, Ocure is the owner of certain inventions, know-how and rights pertaining to a semi-occlusive wound dressing for ambulatory treatment of acute and chronic anal fissure, including without limitation all rights pursuant to the patent applications, and issued patents listed in Exhibit A; and,

WHEREAS, Ocure is a limited liability company that had in the past operated in the framework of a technologic incubator venture centre, in accordance with the rules and regulations of the Office of the Chief Scientist of the Israeli Ministry of the Economy (the "OCS") and in accordance with Directive 8.3 of the Director General of the Ministry of the Economy regarding technological incubators; and

WHEREAS, the Madison Israeli Subsidiary will be established for the purpose of holding the exclusive global license rights as provided for herein, and for the purpose of acting as the operating entity for the Overall Enterprise (as defined herein). For clarity of overall organizational structure, Madison will hold 100% of the shares of the Madison Israeli Subsidiary (the wholly owned subsidiary of Madison), which in turn will hold the exclusive global license rights to the Ocure technology as provided for herein; and

WHEREAS, Madison and Madison Israeli Subsidiary desire to secure the exclusive License for Madison Israeli Subsidiary to use, develop, manufacture, market, otherwise commercialize, sublicense and exploit the inventions disclosed and claimed in the patent applications and issued patents in Exhibit A; and,

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ocure, Madison and Madison Israeli Subsidiary, hereby agree as follows:

SECTION 1 DEFINITIONS

1.1	"Affiliate" means any entity, which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other ownership.

1.2	"Closing" shall be the fulfillment by the Parties, or waiver by the relevant Party, to the extent applicable, of the following conditions and the consummation by the Parties of the following transactions: (a) Ocure shall have provided Madison with the materials referenced in Section 3.1 below, (b) the Parties shall have received all corporate and/or third party approvals required for their respective execution and performance of this Agreement and the transactions considered hereby, (c) the satisfaction of the Condition Precedent, and (d) Madison shall have executed the payment with respect to the Initial Round according to Section 3.2(b) below; which shall take place electronically, with documents sent to the Parties' counsel.

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1.3	"Confidential Information" means: any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials, that the disclosing party considers confidential, whether or not marked as confidential. Confidential Information includes inventions, software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which the disclosing party now operates or may operate in the future.

1.4	"Effective Date" means the date of Closing, by which date inter alia the Condition Precedent (as defined below) is satisfied, upon which this Agreement is deemed to take effect and both Parties become subject to the rights and obligations set forth herein.

1.5	"Field of Use" means those uses of the Licensed Technology in uses classified as medical devices, or those otherwise approved ultimately as an OTC (over-the-counter) remedy.

1.6	"Party" shall mean Ocure or Madison and/or the Madison Israeli Subsidiary, individually, and "Parties" shall mean Ocure, Madison and Madison Israeli Subsidiary collectively.

1.7	"Gross Sales" means the actual gross proceeds received by Madison Israeli Subsidiary and/or Madison Israeli Subsidiary's sublicenses from third parties in the manufacturing, distribution, sale, licensing, franchising, commercialization or exploitation of the Licensed Technology and/or New Inventions (as defined in Section 3.3(b)), less shipping, duty customs costs and taxes for such sales.

1.8	"Licensed Technology" means Ocure's semi-occlusive wound dressing for ambulatory treatment of acute and chronic anal fissure, pursuant to the Ocure Patents. .

1.9	"Ocure Exclusive Licensed Product(s)" means product(s) whose manufacture, use or sale is covered in whole or in part by any claim of the Licensed Technology; product(s) which are made in whole or in part using a process or machine covered in whole or in part by a claim of the Licensed Technology; is otherwise covered by, or falls within the scope of, a claim, in whole or in part, or the sale of which would infringe a claim but for the grant of the License; or product(s) made, at least in part, using Licensed Technology. Ocure Exclusive Licensed Product(s) shall also include any service rendered in whole or in part through the use of a product, process or machine covered in whole or in part by any claim of any of the Licensed Technology or enabled by Licensed Technology.

1.10	"Ocure Patent(s)" are those United States patent applications and issued patents listed in Exhibit A hereto and any corresponding foreign patent applications and issued patents, and any divisionals, continuations (excluding continuations-in-part), reissues and reexaminations to the extent that the claims are directed to subject matter within the Field of Use.

1.11	"Sale" means any bona fide transaction for which cash or non-cash consideration is received or expected for the sale, use, lease, import, transfer or other disposition of Ocure Exclusive Licensed Product(s).

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1.12	"Secondary Round" has the meaning set out in Section 3.2.

1.13	"Term" means the term of this Agreement which shall commence on the Effective Date and continue, on a country-by-country basis, until the later of: (a) the date of expiration of the last to expire of Ocure's rights in Ocure Patents in such country or such other grant of statutory exclusivity, or (b) the end of a period of fifteen (15) years from the date of making the First Commercial Sale in such country; unless sooner terminated pursuant to the terms of this Agreement. Should a Ocure Patent expire prior to fifteen (15) years from the date of the First Commercial Sale in a particular country or countries, the License in that country or those countries shall be deemed a License to the Know-how and/or any other intellectual property rights which are not patents and are deemed part of the Licensed Technology. Thereafter, the Madison Israeli Subsidiary shall have an irrevocable option to obtain an exclusive license to the Licensed Technology by agreeing to pay Ocure fifty percent (50%) of the consideration set forth in Section 3.3.A "First Commercial Sale" shall mean the first sale of an Ocure Exclusive Licensed Product and receipt of the sale proceeds by the Madison Israeli Subsidiary, an Affiliate or a sublicensee after receipt of all governmental and other regulatory approvals required to market and sell the Ocure Exclusive Licensed Product have been obtained in the country in which such Ocure Exclusive Licensed Product is sold.

1.14	"Territory" means "ALL COUNTRIES AND TERRITORIES OF THE WORLD".

SECTION 2 EXCLUSIVE LICENSE

2.1	Grant of Exclusive License. Ocure grants to Madison Israeli Subsidiary, an exclusive, sublicensable, worldwide, license to the Licensed Technology and to its production, use, import, offer for sale, sell, lease, distribute, or otherwise commercialize the Licensed Technology in the Field of Use only in the Territory,allsubject to and in accordance with the terms and conditions of this Agreement (the "License").

2.2	This Agreement will survive the bankruptcy or insolvency of Ocure.

2.3	Sublicensing. So long as it remains the licensee hereunder, Madison Israeli Subsidiary shall have the right to grant sublicense of the Licensed under Section 2.1 to third parties, subject to the provisions herein.

The right to sublicense is subject to the following conditions:

a)	In each such sublicense, the sublicensee shall be prohibited from granting further sublicenses and shall be subject to terms substantially similar to the terms and conditions of the License granted to Madison Israeli Subsidiary under this Agreement, including the material terms and conditions of this Agreement. Madison Israeli Subsidiary shall include a requirement that the sublicense use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably practicable. The sublicensee shall be responsible for its sublicense and shall not grant any rights that are inconsistent with the rights granted to, and obligations of, Madison Israeli Subsidiary hereunder. No such sublicense agreement shall contain any provision that would cause it to extend beyond the Term of this Agreement.

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b)	Madison Israeli Subsidiary shall notify Ocure of each sublicense to be granted hereunder, regarding the identity of the Sublicensee and the material terms and conditions of the Sublicense. Madison Israeli Subsidiary shall furnish to Ocure a copy of each fully-executed sublicense agreement and any amendments thereof within fourteen (14) days of execution. Madison Israeli Subsidiary shall also promptly forward to Ocure a copy of all royalty reports received by Madison Israeli Subsidiary from sublicensee(s).

c)	Each such sublicense shall include the following provisions for the benefit of Ocure:

(i)	Madison Israeli Subsidiary shall ensure that any sublicense shall include material terms that bind the sublicensee to observe the terms of this Agreement, the breach of which terms shall be a material breach resulting in the prompt termination of the sublicense. In such an event, the Madison Israeli Subsidiary undertakes to take all reasonable steps to enforce such terms upon the sublicensee, including the termination of the sublicense. In all cases, the Madison Israeli Subsidiary shall immediately notify Ocure of any breach of the material terms of a sublicense, and shall copy Ocure on all correspondence with regard such breach.

(ii)	Confidentiality obligations on sublicensee to maintain the confidentiality of Ocure Confidential Information.

(ii)	Obligation of sublicensee to inform Madison Israeli Subsidiary and Ocure of infringement and litigation related to the Licensed Technology.

(iii)	Disclaimer of Warranty by Ocure; Limitation of Liability of Ocure; Indemnification by the sublicensee of Ocure.

2.4	Agreements with Principals of Ocure

i) At the Closing, the Parties will agree upon the terms according to which certain Principals of Ocure will, on or before any portion of the Secondary Round is paid, enter into employment, consulting and service agreements, as applicable, with Madison and/or the Madison Israeli Subsidiary, as applicable, defining among other things compensation and commitment provisions as mutually agreeable to the parties (the "Engagement Agreements"). The material terms upon which such Engagement Agreements will be based on the terms attached hereto as Exhibit C; Exhibit C shall also include a list of the Principals of Ocure who shall enter into such consulting and service agreements.

ii) The Engagement Agreements, as referred to in Section 2.4(i) above, will contain escrow released provisions and repurchase rights to govern the common shares issuable to the Principals that require and mandate the continued involvement of the Principals in the future operations of any of Ocure, the Madison Israeli Subsidiary or Madison (together the"Overall Enterprise"),and most particularly during the entirety of the first 3 years of business following the Closing, in order for the Principals to "retain" the entirety of the escrow shares they individually or collectively subscribe for as per Section 3.4(i). The Engagement Agreements will refer to and define among other things their individual shareholdings, compensation and commitment terms as mutually agreeable to the parties. Commencing 30 days from the date of payment of the Secondary Round of the Financing, 10% of each Principals escrow securities, shall be released, with 10% being released every 90 days thereafter over the course of the initial 3 year engagement term, subject to certain acceleration events as shall be provided for in the said Engagement Agreements.

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iii) Upon execution of the Engagement Agreements provided for in Section 2.4(i) above, Madison Israeli Subsidiary and the respective Principals of Ocure shall enter into industry standard non-competition and non-disclosure agreements (the "Non-Disclosure/Non-Competition Agreements"), on terms acceptable to the parties, wherein such parties will agree not to develop directly or indirectly products, services, or a business enterprise which could reasonably be expected to be in any manner competitive to Madison and/or the Madison Israeli Subsidiary.

iv) Ocure and Madison Israeli Subsidiary agree to work together in good faith to develop a future financing strategy that provides adequate and on-going capitalization to Madison in order to fund its future working capital requirements and expansion initiatives. The parties shall negotiate in good faith the timing and pricing of such future additional financings, with a view to minimizing long-term dilution. It is agreed that during the Calendar year 2015, Madison will on a best efforts basis seek an additional financing round consisting of 1,000,000 units at $1.00 per unit, each unit consisting of one common share and one-half of one warrant for gross proceeds of $1,000,000. Full warrants will be exercisable at $2.00 per share for two (2) years. Madison understands that there may be interest from some outside third parties known to the Principals to make investment into Madison, and as such agrees here to allow for this financing to be arranged by the Principals, or as otherwise agreed by the parties as may be necessary.

v) Following the consummation of the payment with respect to the Secondary Round referenced in Section 3.2(c) the parties shall establish a Board of Directors for Madison consisting of five (5) individuals (three representatives on behalf of Ocure, and two representatives on behalf of Madison), such individuals to be mutually agreed by the parties in advance, with a view to ensuring that the composition of the Board includes appropriate industry, finance, accounting and business experience. At such time, Madison shall procure a D&O liability insurance in a per claim amount to be agreed upon between the parties, and the terms of which and the identity of the insurer are reasonably satisfactory to the Board, including the consent of the directors appointed by Ocure.

SECTION 3 CASH PAYMENTS, ROYALTIES, STOCK AND OPTIONS

3.1	Cash Payments. Madison shall provide $250,000 USD to Ocure as payment to procure the License under the terms of this Agreement. These proceeds shall be submitted by Madison to counsel for direct release to Ocure based on timed and scheduled release dates derived from budgets and specific target milestones mutually agreed upon by the parties as a general basis for such release. The funding will be utilized by Ocure as required for the proper day to day management and operation of the business by Ocure and development of the Licensed Technology so that the Madison Israeli Subsidiary may carry out its business plan of marketing Ocure Exclusive Licensed Products. The budgets and milestones to be met by Ocure in obtaining and retaining such funding shall be detailed in the materials provided to Madison as referenced below (where such material has been provided to Madison to its satisfaction prior to the signature of this Agreement), and contained specifically in Exhibit B hereto:

o	A comprehensive 3-year proforma financial projection

o	Copies of any/all relevant contracts, documentation/ communications with interested parties (JV, Strategic Alliance, investors, etc.)

o	A Use of Proceeds for the initial proposed $250,000 USD payment

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o	A detailed month-to-month Budget for the next 6 months (tied to the Use of Proceeds)

o	A table of expected milestones and deliverables for the next 6 months

o	Articles of Association for the Company

3.2	Schedule of Cash Payments

Initial Round

The initial round of $250,000, as referred to in Section 3.1 above, shall be made available to the Madison Israeli Subsidiary in staged tranches, payable as follows:

a.	$10,000 (already paid at the signing of the Letter of Intent dated February 27, 2015),

b.	$90,000 at the later of 11 May 2015 or the Effective Date.

c.	$150,000 at the later of 5 June 2015 or 18 calendar days after the Effective Date.

Secondary Round

The Secondary round of an additional $250,000 shall be made available to the Madison Israeli Subsidiary at the end of the initial six months period from the Effective Date provided that Ocure has delivered on its applicable commitments and milestones as per Exhibit B for such six month period, the License shall and have continued to be held in force, and that at such time and date, ownership and right to any additional assets (not including the Licensed Technology) then existing in Ocure will be fully transferred to the Madison Israeli Subsidiary.

The Secondary Round shall follow the same tranche structure as the initial payment with such amounts and release dates comprised of three (3) tranches, payable as follows:

a.	$100,000 at the later of 6 November 2015 or 168 calendar days after the Effective Date,

b.	$100,000 at the later of 4 December 2015 or 196 calendar days after the Effective Date, and

c.	$50,000 at the later of 8 January 2016 or 230 calendar days after the Effective Date.

In the event that Ocure does not deliver on its applicable commitments and milestones as per Exhibit B for Madison to invest the consummate the Secondary Round payment to the Madison Israeli Subsidiary, and Madison elects not to pay the Secondary Round payment, then this Agreement and the License thereunder shall be terminated.

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3.3	Royalties

a.	Reserved.

b.	The parties shall co-operate in the further development of the Licensed Technology and in such regard shall inform each other of all Know-how and any New Inventions (as defined below) developed by the parties; such New Inventions shall be owned by the Madison Israeli Subsidiary. Notwithstanding the aforesaid, the Madison Israeli Subsidiary shall be required to pay Royalties, whether attributable to Madison Israeli Subsidiary and/or to Madison Israeli Subsidiary's sublicenses (as provided for in Section 3.3(c) below) on the Gross Sales relating to the New Inventions.

For the purpose of this Agreement, "New Inventions" shall mean: any inventions, improvement, development or enhancement based upon, consists of, comprises, contains or incorporates the Licensed Technology invented following the Effective Date by the Madison Israeli Subsidiary, an Affiliate or Sublicensee.

c.	In consideration of the License for the Licensed Technology and with respect to the New Inventions (as as set out in Section 3.3(b) above, Ocure shall receive, and Madison Israeli Subsidiary shall pay to Ocure, the following during the Term:

i)	Royalties ("Royalties") calculated as 5% (five percent) of:

i.	Gross Sales attributable to Madison Israeli Subsidiary; and

ii.	Gross Sales attributable to Madison Israeli Subsidiary's sublicenses, provided that Royalties on any Sale of Ocure Exclusive Licensed Product(s) by Madison Israeli Subsidiary to Madison Israeli Subsidiary's sublicenses shall not be due until the resale of such Ocure Exclusive Licensed Product(s) by the sublicense.

(ii)	Madison Israeli Subsidiary shall promptly pay to Ocure twenty percent (20%) ("Non-Sale Based Sublicense Consideration") of any cash or non-cash consideration received, whether for sublicense initiation fee, annual fee, sublicense milestone payments, or other such non sale based royalty consideration payable by a sublicense as consideration for or under a sublicense. Non Sale Based Sublicense Consideration does not include (i) the Sale-based Royalties set forth in Section 3.3(c)(i) payable to Ocure by Madison Israeli Subsidiary under this Agreement, or (ii) any equity investments and/or loans made by a sublicense in and to Madison Israeli Subsidiary, provided however that such equity investments and/or loans are not made in consideration for the grant of any sublicense. Any non-cash consideration received by the Madison Israeli Subsidiary from such sublicenses shall be valued at its fair market value as of the date of receipt.

d)	Royalties and Non-Sale Based Sublicense Consideration payable by Madison Israeli Subsidiary to Ocure under this Section 3.3 shall be accompanied by reports as set forth in Section 3.3 (f, g) below.

e)	Payments of Royalty and Non-Sale Based Sublicense Consideration: The Royalty and Non-Sale Based Sublicense Consideration payments shall be calculated on a calendar quarter basis and paid, without set-off or counterclaim, for each quarter within 60 days of the end of such quarter. Any amounts not paid within 60 days shall bear interest, calculated from the end of the quarter for which such payment was due,at the prime lending rate charged by HSBC to its most credit worthy customers plus two percent (2%). To the extent that the revenue received by Madison Israeli Subsidiary for the manufacturing, distribution, sale, licensing, franchising or exploitation of the Licensed Technology is in a form other than the lawful currency of the United States, the Royalty shall be paid to Ocure in the lawful currency of the United States based on published foreign exchange rates (as constituted on the last day of the applicable quarter) reasonably designated by Ocure. Madison Israeli Subsidiary shall be responsible for maintaining books and records in accordance with Generally Accepted Accounting Principles as required by international accounting standards which accurately document its revenues and the Royalty. Payment of Value Added Tax - or of any analogous foreign tax, charge or levy (if charged), applicable to the sale of Ocure Exclusive Licensed Products shall be added to each payment in accordance with the statutory rate in force at such time.

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f)	Report of Sales: Within 60 days following the close of the first calendar quarter in which there are any revenues generated from the Licensed Technology, Madison Israeli Subsidiary shall provide Ocure with a full written report showing the sales in such quarter and the amount of Royalty payable with respect thereto, certified by the accountant for Madison Israeli Subsidiary. Thereafter, within 60 days following the close of each calendar quarter, Madison Israeli Subsidiary shall provide Ocure with a written report showing the amount of sales in such quarter and the amount of Royalty and/or Non-Sale Based Sublicense Consideration payable with respect thereto. Madison Israeli Subsidiary shall require and cause its Affiliates and sublicenses to prepare and provide similar such reports to Ocure.

g)	Examination of Books and Records: Upon the written request of Ocure and, except as otherwise provided below, at Ocure' expense, Madison Israeli Subsidiary shall allow and make available on an annual basis its books and records to be examined and audited by a registered auditing firm for the purpose of determining compliance with Royalty and Non-Sale Based Sublicense Consideration payment obligations under this Agreement, where such books shall be managed in accordance with Generally Accepted Accounting Principles as required by international accounting standards. If such audit discloses any discrepancy in the amount of Royalty and/or Non-Sale Based Sublicense Consideration paid, the appropriate adjustment shall be made immediately thereafter. To the extent of an overpayment, the amount due from Ocure shall be deducted from future payments. In the event that any such examination or audit shall determine that the Royalty and/or Non-Sale Based Sublicense Consideration actually paid for any period was less than 95% of the amount properly payable, or was greater than the amount that should have been paid, Madison Israeli Subsidiary shall pay the reasonable expenses actually incurred by Ocure in connection therewith, in addition to all previously unpaid Royalties and Non-Sale Based Sublicense Consideration. Ocure and its representatives shall not use or disclose such books and records, nor any of the specific information contained therein, to any third parties except as reasonably necessary if Madison Israeli Subsidiary is in breach of this Agreement. Madison Israeli Subsidiary shall, and shall require and cause its Affiliates and sublicenses to retain such books of accounts for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

h)	Should any payment required to be made to Ocure in accordance with the provisions of this Agreement be subject to withholding of any taxes assessable upon Ocure, the Madison Israeli Subsidiary shall inform Ocure of such withholding requirement sufficiently in advance of such withholding to allow Ocure to obtain and provide the Madison Israeli Subsidiary with an appropriate certificate of exemption, if available. No withholding shall be made if an exemption is obtained. All payments made shall be free and clear of any other withholding of any kind.

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3.4	Payment of Stock/Options: In addition to the above, and as consideration for the grant of the License, Madison will grant the following to Ocure at the Closing:

(i)	Immediately after the Closing and for a period of one month, the Shareholders of Ocure and certain individuals designated by Ocure, all as set out in Exhibit D hereto (the "Designated Parties"), shall have opportunity to purchase and acquire an equity stake in Madison (trading symbol MAVT: OTCPK) that will equate to a collective ownership stake of up to 1,775,000 shares of common stock in Madison, of 25% of the shares of Madison issued, in addition to the approximately 7.100,000 issued and outstanding Madison shares, or otherwise held for issuance, as at the date the Initial Round of Financing has been paid to Ocure. Each of theDesignated Parties, or any of their respective designees will have the right to acquire such proportion of the said Madison shares as equals his/her proportion of equity shares of Ocure. The shares available for acquisition in Madison by the Designated Parties shall have an associated par value purchase price of $0.001/share and shall be accompanied by an industry standard form share subscription agreement to be completed by each of the Designated Parties, which shall include certain representations and warranties surrounding investor suitability and accreditation (whether accredited or non-accredited), residency declaration, security law required share escrow provisions, amongst other required regulatory disclosure. A certified check, bank draft, or wire transfer, shall accompany each executed subscription agreement.

(ii)	In addition to the shares in Section 3.4(i), Madison shall establish an incentive stock option plan reserving up to 20% of the Madison issued share capital, as of the Closing (including in such issued share capital number the shares of Designated Parties as provided for in Section 3.4(i) above) for purchase on exercise of any potential future options. Option allocations for the Principals of Ocure who are to serve as members of management and the Board of Madison shall be negotiated by the parties and granted upon establishment of the option plan and execution of an Engagement Agreement with each such Principal as per Section 2.4(i). The Principals shall be granted options in such number as is determined at the Closing and as set out in Exhibit E hereto, with an expiry date as indicated in such Exhibit E, although each option will expire upon such Principal's Engagement Agreement terminating. Without affecting the foregoing, Madison, the Principals and other parties as may be deemed appropriate may be granted options, such number to be determined on a case-by-case basis, carrying a future expiration date, unless they leave the employ of the organization prior to such time. Each party shall be granted options at a price equal to (i) the investment price associated with the financing underlying the investment payments as per Sections 3.1 and 3.2) or, if lower than such investment price (ii) the closing trading price of Madison's shares on the stock market or quotation system on the day prior to the option grant.

3.5	Overhead Fee. The Madison Israeli Subsidiary shall pay a monthly overhead fee to Van Leer Technology Ventures Jerusalem Ltd. ("Van Leer"), in the amount of $1,000 per month plus VAT (if and to the extent applicable), for office overhead services provided by Van Leer to Madison Israeli Subsidiary.

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3.6	Country; Place of Payment; Interest; Foreign Taxes.

a)	All dollar amounts referred to in this Agreement are expressed in United States dollars and all payments to Ocure shall be made in United States dollars by check payable to "Ocure Ltd." or by electronic wire transfer to Ocure as follows:

Wire To:	Ocure Ltd. Bank Name: Bank Leumi Bank Account No.: 047250082 Branch No.: 968 Swift Code: LUMIILITXXX IBAN: IL76 0109 6800 0004 7250 082

b)	If Madison Israeli Subsidiary receives revenues from Gross Sales or consideration from sublicenses in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency used by Madison Israeli Subsidiary's bank on the day the bank credits such funds to Madison Israeli Subsidiary's account.

c)	Madison Israeli Subsidiary shall pay all taxes which may be assessed or levied on, or on account of, the Ocure Exclusive Licensed Product made, used, sold, leased, transferred, or disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the states or jurisdictions within such States) levied on or on account of the amounts (including royalty payments) payable to, or for the account of Madison Israeli Subsidiary under this Agreement. These taxes are not deductible from any payments due Ocure.

3.7	No Dilution. The Initial Round and the Secondary Round of Financing will be raised at USD$1.00 per share, and Madison will not issue any common shares at a price below $1.00 per share until completion of the Secondary Round without the consent of Ocure.

SECTION 4 PATENT AND REIMBURSEMENT

4.1	Ocure shall work closely with Madison Israeli Subsidiary to develop a suitable strategy for the prosecution and maintenance of Ocure Patents; provided that Ocure shall maintain final authority in all decisions regarding the prosecution and maintenance of Ocure Patents. Madison Israeli Subsidiary shall promptly reimburse Ocure for all pre-approved future documented attorneys' fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Ocure Patents. Madison Israeli Subsidiary may elect to surrender Ocure Patent rights in any country upon at least sixty (60) days' prior written notice to OcureThereafter, such country shall be deleted from the scope of the License in relation to such patent(s) or application(s) and Ocure shall be free to grant rights in and to such patents or patent applications solely with respect to such country to third parties, without further notice or obligation to the Madison Israeli Subsidiary, and the Madison Israeli Subsidiary shall have no rights whatsoever to exploit such patents or patent applications in such country. Such notice shall not relieve Madison Israeli Subsidiary from responsibility to reimburse Ocure for patent-related expenses incurred prior to the expiration of the sixty (60) day notice period (or such longer period specified in Madison Israeli Subsidiary's notice). Ocure shall provide Madison Israeli Subsidiary with itemized statements reflecting the expenses owed to Ocure for the preparation, prosecution and maintenance of Ocure Patents and Madison Israeli Subsidiary shall reimburse Ocure for such expenses within thirty (30) days after receipt of such statement.

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4.2	Although the Madison Israeli Subsidiary shall be responsible and maintain final authority in all decisions regarding the selection and management of patent counsel, both Ocure and Madison Israeli Subsidiary will be involved in all phases of patent prosecution: preparation, office action responses, filing strategies for continuation or divisional applications, etc. Madison Israeli Subsidiary will request that copies of all documents prepared by patent counsel be provided to Ocure for review and comment prior to filing to the extent practicable under the circumstances. Each application and every patent registration relating to the Licensed Technology shall be made and registered in the name of Ocure.

4.3	Madison Israeli Subsidiary shall confer with Ocure as to the countries in which Madison Israeli Subsidiary shall seek patent protection, but may make the final decision in its discretion.

4.4	Madison Israeli Subsidiary and its sublicenses shall comply with all United States and foreign laws with respect to patent and copyright marking of Ocure Exclusive Licensed Product(s).

4.5	Madison Israeli Subsidiary shall provide to Ocure prompt notice of all matters that come to Madison Israeli Subsidiary's attention that may affect the preparation, prosecution or maintenance of any Ocure Patents. In particular, Madison Israeli Subsidiary must immediately notify Ocure if Madison Israeli Subsidiary or any Affiliate or sublicense does not qualify as a "small entity" as provided by the United States Patent and Trademark Office.

SECTION 5 TERM AND TERMINATION

5.1	This Agreement shall terminate at the end of the Term unless sooner terminated as herein provided.

5.2	Madison Israeli Subsidiary, at its option, may terminate this Agreement at any time by giving ninety (90) days prior written notice to Ocure of Madison Israeli Subsidiary's intent to terminate.

5.3	Ocure, at its option, may terminate this Agreement as follows:

a)	Upon Madison Israeli Subsidiary's failure to cure a monetary breach of more than $10,000 within ninety (90) days after receiving written notice of such breach from Ocure; or

b)	Upon Madison Israeli Subsidiary's failure to cure a breach of a material term (other than a monetary breach) within one hundred eighty days (180) days after receiving written notice of such breach from Ocure; or

c)	An examination by Ocure's accountant pursuant to Section 3.3 f, g shows an underreporting or underpayment by Madison Israeli Subsidiary in excess of twenty (20%) for any twelve (12) month period; or

d)	Madison Israeli Subsidiary provides any false report, which has not been corrected within sixty (60) days after written notice thereof by Ocure or within sixty (60) days after Madison Israeli Subsidiary becomes aware that false information has been provided, whichever occurs earlier.

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5.4	If Madison or the Madison Israeli Subsidiary passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days, or if a receiver or liquidator is appointed and has not been removed within sixty (60) days, or enters into winding up or insolvency or bankruptcy proceedings which have not been set aside within sixty (60) days, all duties of Ocure and all rights (but not duties) of Madison Israeli Subsidiary under this Agreement shall immediately terminate without the necessity of any action being taken by Ocure or by Madison Israeli Subsidiary; and in addition, Ocure, at its option, may terminate this Agreement immediately upon written notice to Madison Israeli Subsidiary. Madison and/or Madison Israeli Subsidiary each undertake to notify Ocure within three (3) days if any of the abovementioned events occur.

5.5	Upon termination of this Agreement, except under Section 5.1, Madison Israeli Subsidiary shall have ninety (90) days to complete the manufacture of work in progress and one hundred eighty (180) days to complete the sale of any Ocure Exclusive Licensed Product(s) in stock or in the course of manufacture at the time of termination; provided, however, that all such Sales are subject to the royalty and accounting obligations set forth in this Agreement, even if such royalty obligations arise from transactions subsequent to the effective date of termination.

5.6	Upon termination of this Agreement, Madison Israeli Subsidiary shall, return to Ocure within thirty (30) days all Confidential Information fixed in any tangible medium of expression and all material relating to the Licensed Technology. Upon termination of this Agreement for any reason other than the expiration of its Term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Ocure, and Ocure shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

Without derogating from the above, upon the termination of the Agreement any time for any reason other than the expiration of its term, the Madison Israeli Subsidiary shall transfer and assign to Ocure all of its rights in the New Inventions and any information and documents, in whatever form, relating thereto, including without limitation any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to Ocure Exclusive Licensed Products, and all data contained in any of the foregoing) and files that relate to the Licensed Technology and the Ocure Exclusive Licensed Products.

5.7	Madison Israeli Subsidiary's obligation to pay Royalties and/or Non-Sale Based Sublicense Consideration accrued during the Term of this Agreement under Section 3.3 hereof and/or pursuant to Section 5.5 above shall survive termination of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that in no event shall the termination of this Agreement release Madison Israeli Subsidiary, its Affiliates or sublicenses from the obligation to pay any amounts that become due on or before the effective date of termination.

5.8	Notwithstanding termination of this Agreement any section of this Agreement which by its nature is intended to survive termination, shall so survive.

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SECTION 6 CONFIDENTIALITY

6.1	Each Party agrees to maintain in confidence and not to disclose to any third party any Confidential Information received from the other Party pursuant to this Agreement, including any Confidential Information disclosed to the other Party prior to the Effective Date; provided however, that Confidential Information may be disclosed to legal counsel or, upon execution of an appropriate confidentiality agreement, to sublicensees or potential sublicensees, corporate partners or potential corporate partners, investment bankers or consultants. Each Party agrees to ensure that its employees have access to Confidential Information only on a need-to-know basis and that they are obligated to abide by the confidentiality obligations hereunder and such party shall be responsible for the compliance of any such persons with the confidentiality provisions and for any harm caused to the other party as a result of such disclosure. The foregoing obligation shall not apply to:

a)	Information that is known to the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the disclosing party upon receipt of the Confidential Information;

b)	Information disclosed to the receiving party by a third party that has a right to make such disclosure without any obligation of confidentiality;

c)	Information that is independently developed by the receiving party by employees not having access to or knowledge of the disclosing party's Confidential Information, in each case, to the extent evidenced by written records disclosed to the receiving party;

d)	Information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party, or a third person obtaining such information as a matter of right without any obligation of confidentiality;

e)	Information that is required to be disclosed by order of any governmental authority or a court of competent jurisdiction; provided that the receiving party shall use reasonable efforts to obtain confidential treatment of such information by the authority or court.

6.2	The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Madison or Madison Israeli Subsidiary from their obligation of confidentiality hereunder.

SECTION 7 INFRINGEMENT AND LITIGATION

7.1	Ocure and Madison Israeli Subsidiary are responsible for notifying each other promptly of any infringement of Ocure Patents or any misappropriation of Ocure Confidential Information that may come to their attention. Ocure and Madison Israeli Subsidiary shall consult one another in a timely manner concerning any appropriate response thereto.

7.2	With respect to any Ocure Patents licensed to Madison Israeli Subsidiary pursuant to this Agreement, Madison Israeli Subsidiary shall have the right, but not the obligation to prosecute in its own name such infringement or misappropriation at its own expense, so long as such License is exclusive at the time of the commencement of such action. Before Madison Israeli Subsidiary commences an action with respect to any infringement of such patents, Madison Israeli Subsidiary shall give careful consideration to the views of Ocure in making its decision whether or not to sue. The Madison Israeli Subsidiary shall, or, if relevant, shall make best efforts to ensure that its Affiliate or sublicensee shall, continuously keep Ocure apprised of all developments in the action and shall continuously provide Ocure with full information and copies of all documents relevant to the proceedings, including without limitation, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Ocure's input on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Ocure Patents. Madison Israeli Subsidiary shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Ocure or grants any rights to Ocure Patents, without Ocure's advance written consent. Financial recoveries from any such litigation will first be applied to reimburse Madison Israeli Subsidiary for its outside counsel fees and court costs, following which Ocure will be reimbursed for same. After which, any additional recoveries, after the deductions set forth above, will be split 65% to Madison Israeli Subsidiary and 35% to Ocure and the Madison Israeli Subsidiary shall pay Royalties on the portion of the recovery related to sales, or sublicensee consideration payments, on the portion of the recovery not related to sales, with respect thereof, provided however that if the Madison Israeli Subsidiary notified Ocure that it shall not be prosecuting such infringement, and Ocure initiated proceedings on its own costs and expenses - any recovery obtained in such action shall be paid to Ocure (minus costs and expenses, if any, paid by the Madison Israeli Subsidiary).

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7.3	Madison Israeli Subsidiary's prosecution rights under Section 7.2 shall be subject to the continuing right of Ocure to intervene and join Madison Israeli Subsidiary in any claim or suit for infringement or misappropriation of Ocure Patents. If Ocure elects to join as a party, Ocure shall jointly control the action with Madison Israeli Subsidiary. Ocure shall retain the right to hire its own counsel, the costs of which are reimbursable as set forth in Section 7.2. Any financial recoveries shall be shared equally between Ocure and Madison Israeli Subsidiary.

In any claim or suit for infringement of Ocure Patents under Section 7.2, Madison Israeli Subsidiary may request that Ocure join as a party. Madison Israeli Subsidiary shall not join Ocure as a party to any action without Ocure's prior written consent, which shall not be unreasonably withheld, subject to the following conditions:

a) In the event the court or other adjudicating body requires that Ocure be joined as an indispensable party or in some other capacity to establish or maintain standing to an infringement action, Madison Israeli Subsidiary shall immediately notify Ocure of the same and transmit the corresponding court documents to allow for Ocure to respond as it deems appropriate. If the court or other adjudicating body ultimately maintains such requirement, then Ocure shall consent to joinder, and Madison Israeli Subsidiary may join Ocure, as a party in such action.

b) Madison Israeli Subsidiary shall reimburse Ocure for any out-of-pocket costs and expenses Ocure incurs, including reasonable attorneys' fees, as part of an action brought by Madison Israeli Subsidiary in which Madison Israeli Subsidiary has requested Ocure join as a party, irrespective of whether Ocure becomes a co-plaintiff.

7.4	If Madison Israeli Subsidiary fails to prosecute such infringement or misappropriation, Ocure shall have the right, but not the obligation, to prosecute such infringement or misappropriation at its own expense. In such event, financial recoveries will be entirely retained by Ocure.

7.5	In any action to enforce any of the Ocure Patents, either Party, at the request and expense of the other Party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

7.6	If a declaratory judgment action is brought naming Madison Israeli Subsidiary or Ocure as a defendant and alleging invalidity or unenforceability of any of the Ocure Patents, whether brought as an independently filed declaratory judgment action or as a counterclaim in any infringement-related litigation, Ocure may elect to take over the sole defense of the declaratory judgment action or the declaratory judgment counterclaim portion of the other litigation, at its own expense. Each party shall promptly notify the other party hereto of its receipt of any such allegations. Madison Israeli Subsidiary shall cooperate fully with Ocure in connection with any such defense.

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7.7	In the event that Madison Israeli Subsidiary does challenge the validity or enforceability of one or more of the Ocure Patents (or any claims therein), Ocure may, at its option, upon written notice to Madison Israeli Subsidiary: (1) terminate this Agreement or (2) require an augmented royalty of up to two (2) times the Royalties payable under Section 3.1 or equal to 8%.Such challenge of validity or enforceability includes, but is not limited to, actions before the United States Patent and Trademark Office, such as through reexamination. Any challenge by Madison Israeli Subsidiary of the Patents shall be brought in the United States District Court in Harris County, Texas, or, when appropriate, the United States Patent and Trademark Office, with at least thirty (30) days written notice to Ocure. Madison Israeli Subsidiary shall pay all of Ocure's reasonable attorneys' fees, costs, and expenses associated with an unsuccessful challenge. A challenge shall be deemed unsuccessful if any claim of a challenged Ocure Patent remains valid and enforceable after the challenge (even when the claim is narrowed in scope). Under no circumstance shall Ocure pay any of Madison Israeli Subsidiary's attorneys' fees, costs, and expenses related to any challenge of one or more of the Ocure Patents.

7.8	Non-assert. Madison Israeli Subsidiary and Ocure agree that Madison Israeli Subsidiary shall not assert Ocure Patents infringement claims against not-for-profit research institutions for activities related to research, teaching, education, or academic purposes.

SECTION 8 DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY; INDEMNIFICATION

8.1	Ocure represents and warrants that Ocure has not received notice of any claim by a third party of an ownership interest in or infringement of third party rights by the Ocure Patents. Except for the foregoing and as set forth in Section 12.2, Ocure makes no representations or warranties of any kind, express or implied, concerning the Ocure Patents, including, but not limited to, representations and warranties as to non-infringement, merchantability and fitness for any particular purpose.

8.2	THE OCURE PATENTS AND THE LICENSED TECHNOLOGY, AND ANY OTHER INFORMATION OR TECHNOLOGY PROVIDED BY OCURE AND USED IN THE MANUFACTURE, USE, IMPORT, SALE, OFFER FOR SALE, LEASE, OR OTHER TRANSFER OF OCURE EXCLUSIVE LICENSED PRODUCT(S) ARE PROVIDED ON AN "AS IS" BASIS AND OCURE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, OCURE MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY, OR (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (III) THAT THE USE OF THE OCURE PATENTS, OR THE LICENSED TECHNOLOGY, OR OCURE EXCLUSIVE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.

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8.3

IN NO EVENT SHALL OCURE BE LIABLE TO MADISON OR MADISON ISRAELI SUBSIDIARY OR MADISON ISRAELI SUBSIDIARY'S SUBLICENSES, OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM (I) ARISING FROM THE USE OF THE LICENSED TECHNOLOGY, OR (II) ARISING FROM THE MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF OCURE EXCLUSIVE LICENSED PRODUCT(S). IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (I) FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR (II) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

UNDER NO CIRCUMSTANCES THE LIABILITY OF ANY PARTY UNDER OR ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT, IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) OR OTHERWISE SHALL EXCEED IN AGGREGATE AN AMOUNT OF $500,000 (FIVE HUNDRED THOUSAND) USD.

8.4	MADISON AND MADISON ISRAELI SUBSIDIARYSHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS OCURE, ITS TRUSTEES, OFFICERS, SHAREHOLDERS, AGENTS, SUBCONTRACTORS, STUDENTS AND EMPLOYEES (INDIVIDUALLY, A "INDEMNIFIED PARTY", AND COLLECTIVELY, THE "INDEMNIFIED PARTIES") FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO,ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES OF LITIGATION) (INDIVIDUALLY, A "LIABILITY", AND COLLECTIVELY, THE "LIABILITIES") BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CAUSE OF ACTION RELATING TO PRODUCT LIABILITY, CONCERNING ANY BREACH OF THIS AGREEMENT BY MADISON OR MADISON ISRAELI SUBSIDIARYOR ANY OF ITS SUBLICENSES,USE OF THE OCURE PATENT RIGHTS GRANTED AND/OR LICENSED TECHNOLOGY UNDER THIS AGREEMENT BY MADISON ISRAELI SUBSIDIARY OR ANY OF ITS SUBLICENSES, OR OCURE EXCLUSIVE LICENSED PRODUCT MANUFACTURED, USED, IMPORTED, SOLD OR OFFERED FOR SALE, LEASED, TRANSFERRED OR OTHERWISE DISPOSED OF PURSUANT TO ANY RIGHT OR LICENSE GRANTED UNDER THIS AGREEMENT.

8.5	The Indemnified Party shall promptly notify Madison Israeli Subsidiary of any claim or action giving rise to Liabilities. Madison Israeli Subsidiary shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to Ocure. Madison Israeli Subsidiary shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Ocure or grants any rights to the Ocure Patents or Ocure Exclusive Licensed Product(s) without Ocure's prior written consent. If Madison Israeli Subsidiary fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof,or if representation of such Indemnified Party by the counsel retained by Madison Israeli Subsidiary would be inappropriate because of actual or potential differences in the interests of such Indemnified Party or any other party represented by such counsel, Ocure may assume the defense of such claim or action for the account and at the risk of Madison Israeli Subsidiary, and any liabilities related thereto shall be conclusively deemed a liability of Madison Israeli Subsidiary. Madison Israeli Subsidiary shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Ocure or any other Indemnified Party contained herein are in addition to all other rights which Ocure or such other Indemnified Party may have at law or in equity or otherwise.

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SECTION 9 RESERVED

SECTION 10 REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Ocure

Ocure is the sole owner of the Ocure Patents.

Due Establishment. It is an independent legal entity formally established at its place of incorporation, and has obtained all government approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents;

Litigation. There is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could materially and adversely affect its performance of this Agreement;

Disclosure. It has disclosed to each of the other parties all documents issued by any Government Authority that might have a material adverse effect on the performance of its obligations under this Agreement;

No Dissolution. It is not the subject of any liquidation or dissolution proceedings; and

No Bankruptcy. It has neither been declared bankrupt by a court of competent jurisdiction nor entered into any bankruptcy proceedings.

Representations and Warranties of Madison and Madison Israeli Subsidiary

Due Establishment. It is an independent legal entity formally established at its place of incorporation, and has obtained all government approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents;

Authorization. It is fully authorized to sign this Agreement and to fulfill its obligations hereunder;

No Violation. Its signing of this Agreement and performance of any of its obligations hereunder will not violate its business license, approval certificate, articles of association or similar corporate documents; any applicable Laws, or the conditions attached to any authorization or approval granted by any Government Authority; and any agreement which is binding on the party;

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Litigation. There is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could materially and adversely affect its performance of this Agreement;

Disclosure. It has disclosed to each of the other parties all documents issued by any Government Authority that might have a material adverse effect on the performance of its obligations under this Agreement;

No Dissolution. It is not the subject of any liquidation or dissolution proceedings; and

No Bankruptcy. It has neither been declared bankrupt by a court of competent jurisdiction nor entered into any bankruptcy proceedings.

SECTION 11 NOTICES

11.1

Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile with confirmation or electronic transmission with confirmation, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the other Party as follows (or as changed by written notice pursuant to this Section):

If for Ocure:

Attention: Mr. Amos Bar-Shalev

Ocure Ltd.

High-Tech Village, Givat Ram Campus,

Hebrew University,

P.O. Box 39158

Jerusalem 91391

Israel

Tel.: ______________Fax.: _____________

E-mail: amosbarshalev@gmail.com

If for Madison:

Attention: Eugene Gregorio_

 Madison Ventures Inc.

1208 Tamarind Road, Dasmarinas Village,

Makati City, Metro Manila,

Philippines 1222

Tel.: +52 (442) 388-2645

E-mail: gene.gregorio@gmail.com

If for Madison Israeli Subsidiary:

Attention: Miryam Sani and Vered Caplan

Madison-ILLtd.

9 Etzel St. Ramat Gan Israel, 52284 Israel

Tel.: 011-972523496664

E-mail: mirisani@013.net and vered.c@orgenesis.com

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SECTION 12 ADDITIONAL PROVISIONS

12.1	Legal Compliance. Madison Israeli Subsidiary shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of Ocure Patents and Ocure Exclusive Licensed Product(s). Madison Israeli Subsidiary and its sublicenses shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations under the United States Department of Commerce and International Traffic in Arms Regulations under the Department of State. Among other things, these laws and regulations prohibit or require an Exclusive License for the export of certain types of commodities and technical data to specified countries. Madison Israeli Subsidiary hereby gives written assurance that it will comply with, and will make best commercial efforts to cause its sublicenses to comply with, all United States export control laws and regulations, that Madison Israeli Subsidiary bears sole responsibility for any violation of such laws and regulations by itself or its sublicenses, and that it will indemnify, defend, and hold Ocure harmless (in accordance with Section 8.4) for the consequences of any such violation.

12.2	Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect. Each Party represents and warrants to the other Party that (i) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

12.3	Entire Agreement; Further Assurances. This Agreement, including Exhibits A and B attached hereto, constitutes the entire agreement between the Parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof. Each Party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other Party to effectuate the purposes of this Agreement.

12.4	No Assignment; No Amendment; No Waiver. This Agreement may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. This Agreement may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving Party. The failure or delay by either Party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such Party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

12.5	Reserved.

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12.6	Resolution of Disputes.

a) In the event of any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party and upon the written request of either Party, each of the Parties will appoint a designated representative to attempt to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings. The specific format of such discussion shall be left to the discretion of the designated representatives. No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either Party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other Party).

b) Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Section 12.6(b) is intended to relieve Madison Israeli Subsidiary from its obligation to make undisputed payments pursuant to Sections 3 and 4 of this Agreement.

c) The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 12.6(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

12.7	Governing Law; Jurisdiction and Venue; Attorneys' Fees. This Agreement shall be construed in accordance with the laws of the State of Israel and the parties attorn to the exclusive jurisdiction of the competent courts of Tel Aviv, Israel in respect of all disputes arising hereunder. It is agreed that the parties performance of the transactions considered herein shall be subject to the provisions of the Encouragement of Industrial Research and Development Law 1984 of the State of Israel and the applicable directives, rules and regulations of the OCS, to which Ocure is bound. In the event either Party commences any proceeding against the other Party with respect to this Agreement, the prevailing Party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys' fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

12.8	Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extent practicable, be deemed valid and enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

12.9	Construction of Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement. The Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

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12.10	Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any other person or entity, other than the Parties and their successors and permitted assigns.

12.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.12	Condition Precedent. The respective obligations of each Party to effect the provisions considered herein are subject to the fulfillment of the following condition precedent, whereby Ocure shall receive the approval of the OCS to Ocure's performance of this Agreement (the "Condition Precedent"). Should the Condition Precedent set forth in this Section 12.12 not be fulfilled within 90 (ninety) days of the date this Agreement is signed, this Agreement will become null and void and cease to have effect without any indemnity being due by each Party.

[signature page to follow]

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IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

Ocure Ltd.		Madison Ventures Inc.

Signature:	/s/ Amos Bar Shalev	Signature:	/s/ Gene Gregorio
	Amos Bar Shalev,		Eugenio ("Gene") Gregorio
	Chief Executive Officer		Chief Executive Officer

Madison-IL Ltd.

		Signature:	/s/ Miryam Sani
Miryam Sani
Director

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EXHIBIT A

OCURE PATENTS

The device and the concept are covered by two broad patents maintained in the US and Europe:

1.	Medical Instrument of treating and/or diagnosing of anorectal disorders, and devices and methods of insertion of such: pending in the US, Europe and Israel. TITLE: A DEVICE AND METHOD FOR THE PROLONGED DELIVERY OF AN ACTIVE AGENT TO A BODY CAVITY Applicant: BRAVER David. The European Patent Application No. 07713261.1 was filed: 15 February 2007 and US Patent Appl. No. 12/279,362 was filed: 15-Feb-2007

2.	MEDICAL INSTRUMENTS OF TREATING AND/OR DIAGNOSING OF ANORECTAL DISORDERS, AND DEVICES AND METHODS... By Ocure Ltd. [BRAVER David et al]

-	European Patent Application No. 11770171.4 Filed 25-Aug-2011
-	USA Patent Application No. 13/818,692 Filed 25-Aug-2011

The initial patent describes the entire concept of the use of the device, while the second patent focuses on the unique design developed by Ocure.

On an "as is" basis as of the Effective Date

EXHIBIT B

OCURE CORPORATE MILESTONES

EXHIBIT C

TERMS OF CONSULTING AND SERVICES AGREEMENTS

Name of Consultant:	Amos Bar Shalev
Engaging company:	Madison Ventures Inc.
Position:	CEO
Scope of Position:	part-time (20%)
Commencement Date:	Approval of the Israeli Chief Scientist Office to Exclusive License Agreement
Notice Period:	30 days
Consideration:	$1,000/month for the first 6 months; thereafter as shall be agreed upon between the parties.
Options

Following the adoption by the Madison Ventures Inc. ("Madison") of an option plan, and subject to the approval of the Board of Directors of Madison, the consultant shall be granted options to purchase ordinary shares of Madison (the "Options"), all in the terms and conditions stipulated in an option agreement which shall be signed between the Madison and the Consultant.

Name of Consultant:	Miryam Sani
Engaging company:	Madison-IL Ltd.
Position:	Regulatory Affairs and Clinical Studies
Scope of Position:	full time
Commencement Date:	Approval of the Israeli Chief Scientist Office to Exclusive License Agreement
Notice Period:	30 days
Tern	one year
Consideration:	NIS 12,000 per month, less withholding tax

Name of Consultant:	Zeev Cohen
Engaging company:	Madison-IL Ltd
Position:	Engineer
Scope of Position:	full time
Commencement Date:	Approval of the Israeli Chief Scientist Office to Exclusive License Agreement
Term	one year
Notice Period:	in accordance with applicable law
Consideration:	NIS 12,000 per month, less withholding tax

EXHIBIT D

SHAREHOLDERS OF OCURE AND INDIVIDUALS ENTITLED TO PURCHASE SHARES OF MADISON

Name of Shareholder
David Braver	8.63%
Miryam Sani	2.16%
Oren Gershtein	0.26%
Shlomi Schwartzblat	0.22%
Amir Avraham	0.10%
Shmuel Ravid	0.08%
Van Leer Technology Ventures Jerusalem Ltd.	0.54%
Jerusalem Development Authority	0.43%
Docor International BV	1.01%
Van Leer Technology Ventures Jerusalem Ltd. (as a trustee for the state of Israel)	8.15%
Lundar Industries Inc.	2.66%
Amos Bar Shalev	0.75%

Total	25.00%

EXHIBIT E

ALLOCATION OF OPTIONS TO PRINCIPALS AND OTHER THIRD PARTIES

Amos Bar Shalev 6%

Shlomi Schwartzblat 2%

Miryam Sani 3%

Iris Shahar 1%

David Braver 1%